Exhibit 99.1

Press Release	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Telephone (724) 352-4455

Release Date: October 19, 2005	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI INCORPORATED

REPORTS FIRST QUARTER EARNINGS ON REVENUE INCREASE;

BOOKINGS SET NEW RECORD

PITTSBURGH, PA., October 19, 2005 — II-VI Incorporated (NASDAQ NMS: IIVI) today reported results for its first fiscal quarter ended September 30, 2005. Net earnings for the quarter were $6,749,000 ($0.23 per share-diluted). These results compare with net earnings of $5,639,000 ($0.19 per share-diluted) in the first quarter of last fiscal year. Results for the quarter ended September 30, 2005 include contributions from Marlow Industries, Inc. (Marlow) which was acquired by the Company in December 2004.

Prior year net earnings and earnings per share have been retroactively adjusted to reflect the modified retrospective application of Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-Based Payment” (FAS 123(R)), which the Company adopted effective July 1, 2005. FAS 123(R) requires expensing the calculated fair value of our incentive stock options. All per share data for this quarter and former periods cited in this press release have been adjusted to account for the two-for-one split of the Company’s common shares paid as a stock dividend to shareholders of record on March 2, 2005 and distributed on March 22, 2005.

Bookings for the quarter increased 58% to a record $59,317,000 compared to $37,532,000 in the first quarter of last fiscal year. Excluding the bookings of Marlow, bookings for the quarter increased 23% compared to the first quarter of last fiscal year. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Revenues for the quarter increased 34% to $54,391,000 from $40,507,000 in the first quarter of last fiscal year. Excluding the revenues of Marlow, revenues for the quarter increased 15% compared to the first quarter of last fiscal year.

Francis J. Kramer, president and chief operating officer said, “Our first quarter operating results were on track with our expectations while bookings set a new quarterly record due to strong demand for II-VI products across most markets. In particular, demand for Marlow’s products was strong and bookings for infrared optics grew 16%. We expect fiscal year 2006 revenue and earnings per share to increase approximately 15% from fiscal year 2005 and have adjusted our guidance to reflect that, as well as the implementation of FAS 123(R).”

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II-VI Incorporated

October 19, 2005

Segment Bookings and Revenues

Bookings for the quarter for the Infrared Optics segment increased 16% to $26.6 million from $23.0 million in the first quarter of last fiscal year. Revenues for the quarter for infrared optics increased 25% to $28.9 million from $23.1 million in the first quarter of the last fiscal year.

Bookings for the quarter for the Near-Infrared Optics segment decreased 7% to $6.6 million from $7.1 million in the first quarter of last fiscal year. Revenues for the quarter for near-infrared optics increased 12% to $8.7 million from $7.7 million in the first quarter of the last fiscal year.

Bookings for the quarter for the Military Infrared Optics segment increased 46% to $8.2 million from $5.6 million in the first quarter of the last fiscal year. Revenues for the quarter for military infrared optics decreased 4% to $6.2 million compared to $6.4 million in the first quarter of the last fiscal year.

Bookings for the quarter for the “Compound Semiconductor Group” (primarily the Marlow subsidiary, the eV PRODUCTS division and the Wide Bandgap Materials group) increased to $17.9 million, including $13.1 million from Marlow, compared to $1.8 million in the first quarter of the last fiscal year. Revenues for the quarter for this Group increased to $10.6 million, including $8.0 million from Marlow, compared to $3.3 million in the first quarter of last fiscal year.

During the quarter the Company received $0.8 million awarded from a jury verdict in favor of the Company in a trade secret lawsuit. This amount is included in Other income, net, in the Condensed Consolidated Statement of Earnings for the three months ended September 30, 2005.

Outlook

For the second fiscal quarter ending December 31, 2005, the Company currently forecasts revenues to range from $55.0 million to $56.0 million and earnings per share to range from $0.21 to $0.23. Comparable results for the quarter ended December 31, 2004 were revenues of $43.2 million and earnings per share of $0.18. For the fiscal year ending June 30, 2006, the Company expects revenues to range from $223 million to $229 million and earnings per share to range from $0.87 to $0.91. Comparable results for the year ended June 30, 2005 were revenues of $194 million and earnings per share of $0.78.

Earnings per share guidance for the quarter ending December 31, 2005 and fiscal year ending June 30, 2006 as well as comparable split-adjusted prior year amounts reflect implementation of FAS 123(R). FAS 123(R) requires expensing the calculated fair value of our incentive stock options. This non-cash stock option charge currently is expected to reduce earnings per share by approximately $0.02 in the second quarter ending December 31, 2005 and approximately $0.07 to $0.08 in the fiscal year ending June 30, 2006. As discussed in more detail below, actual results may differ from these forecasts due to numerous factors including changes in product demand, competition and general economic conditions.

Webcast Information

The Company will host a conference call at 10:00 a.m. Eastern Time on Thursday, October 20, 2005 to discuss these results. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at www.ii-vi.com as well as at http://phx.corporate-ir.net/playerlink.zhtml?c=65340&s=wm&e=1144917. Please allow extra time prior to the call to visit the site and, if needed, download the media software required to listen to the Internet broadcast. A replay of the webcast will be available for 2 weeks following the call.

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II-VI Incorporated

October 19, 2005

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma ray instrumentation. The Company’s infrared optics business manufactures optical and opto-electronic components sold under the II-VI brand name and used primarily in CO2 lasers. The Company’s near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers at the Company’s VLOC subsidiary. The Company’s military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics (EEO) brand name. In the Company’s Compound Semiconductor Group, the eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Company’s Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; Marlow Industries, Inc. designs and manufacturers thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the Company’s ability to successfully integrate Marlow’s operations into the Company’s organization and to realize synergies in material growth and utilization of our worldwide manufacturing and distribution networks; (ii) the failure of any one or more of the assumptions stated above to prove to be correct; (iii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005; (iv) purchasing patterns from customers and end-users; (v) timely release of new products, and acceptance of such new products by the market; (vi) the introduction of new products by competitors and other competitive responses; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Three Months Ended September 30,
	2005	2004(1)
Revenues

Net sales	$52,206	$37,824
Contract research and development	2,185	2,683

	54,391	40,507

Costs, Expenses & Other Expense (Income)

Cost of goods sold	30,788	20,633
Contract research and development	1,515	2,308
Internal research and development	1,911	1,048
Selling, general and administrative	11,499	9,220
Interest expense	405	63
Other income, net	(1,297)	(491)

	44,821	32,781

Earnings Before Income Taxes	9,570	7,726

Income Taxes	2,821	2,087

Net Earnings	$6,749	$5,639

Diluted Earnings Per Share	$0.23	$0.19

Average Shares Outstanding – Diluted	29,926	29,810

(1)	The results for three months ended September 30, 2004 have been adjusted to reflect the modified retrospective application of the fair value recognition provisions of SFAS 123(R) “Share-Based Payment.” Net earnings and diluted earnings per share were reduced by $320 and $0.01, respectively.

II-VI Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

($000)

	September 30, 2005	June 30, 2005(1)
Assets

Current Assets
Cash and cash equivalents	$16,936	$21,675
Accounts receivable, net	35,330	35,985
Inventories	47,686	44,916
Deferred income taxes	7,409	6,960
Other current assets	2,554	2,202

Total Current Assets	109,915	111,738

Property, Plant & Equipment, net	79,008	77,900
Goodwill	40,948	39,537
Investment	2,277	2,249
Intangible Assets, net	16,103	16,332
Other Assets	5,260	4,922

	$253,511	$252,678

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$9,944	$10,073
Current portion of long-term debt	5,677	3,801
Other current liabilities	20,462	24,010

Total Current Liabilities	36,083	37,884

Long-Term Debt—less current portion	37,813	41,180

Other Liabilities, primarily deferred income taxes	11,775	13,143

Shareholders’ Equity	167,840	160,471

	$253,511	$252,678

(1)	June 30, 2005 balance sheet has been adjusted to reflect the modified retrospective application of the fair value recognition provisions of SFAS 123(R) “Share-Based Payment.”

II-VI Incorporated and Subsidiaries

Condensed Segment and Other Selected Financial Information (Unaudited)

($000)

The following segment and other financial information includes segment earnings (defined as earnings before income taxes, interest expense and other income or expense, net) and earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control. Similarly, EBITDA reflects operating profitability before certain non-operating expenses and certain non-cash charges.

The segment earnings and other financial information presented below have been restated to reflect the modified retrospective application of the fair value recognition provisions of SFAS 123(R) “Share-Based Payment,” as applicable.

	Three Months Ended September 30,
Segment Information	2005	2004
Revenues
Infrared Optics	$28,897	$23,065
Near-Infrared Optics	8,698	7,747
Military Infrared Optics	6,179	6,411
Compound Semiconductor Group	10,617	3,284

Total Revenues	$54,391	$40,507

Segment earnings (loss)
Infrared Optics	$8,731	$7,097
Near-Infrared Optics	833	466
Military Infrared Optics	(524)	281
Compound Semiconductor Group	(362)	(546)

Total Segment Earnings	$8,678	$7,298

	Three Months Ended September 30,
Other Selected Financial Information	2005	2004
EBITDA	$13,676	$10,398
Cash paid for capital expenditures	$4,499	$4,197
Payments on indebtedness, net of borrowings	$1,413	$87

II-VI Incorporated and Subsidiaries

Condensed Segment and Other Selected Financial Information (Unaudited) (cont.)

($000)

Reconciliation of Segment Earnings and EBITDA to Earnings Before Income Taxes

	Three Months Ended September 30,
	2005	2004
Total Segment Earnings	$8,678	$7,298
Interest expense	(405)	(63)
Other income, net	1,297	491

Earnings before income taxes	$9,570	$7,726

EBITDA	$13,676	$10,398
Interest expense	(405)	(63)
Depreciation and amortization	(3,701)	(2,609)

Earnings before income taxes	$9,570	$7,726

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